Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ORBIMAGE HOLDINGS INC.
     ORBIMAGE Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:
     FIRST: That on April 26, 2006, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions to amend the Corporation’s Certificate of Incorporation as follows:
1.	The first sentence of ARTICLE I shall be deleted in its entirety replaced with the following:

“The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is GeoEye, Inc.”

2.	The second sentence of ARTICLE IV shall be deleted in its entirety replaced with the following:

The total number of shares of Common Stock which the Corporation shall have authority to issue is 50,000,000 shares, with a par value of $0.01 per share.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 5th day October, 2006.

ORBIMAGE HOLDINGS INC.
By:	/s/ William L. Warren
William L. Warren
Vice President, General Counsel and Secretary